Free Writing Prospectus

Pursuant to Rule 433

Registration Nos. 333-183569 and 333-183569-01

Nissan Auto Receivables 2013-A Owner Trust

$1.36B Nissan Auto Receivables Owner Trust (NAROT 2013-A)

JT-BOOKS: Citi (str), HSBC, SG

CO-MGRS: CA, Mizuho, RBS, Scotia

Cls	$AMT (MM)	M/F	WAL	PWDW	E. FNL	L. FNL	BMARK	Spd bp	Yld %	Cpn %	Price
A-1	323.00	P-1/F1+	0.33	1-8	9/16/13	1/15/14	YLD	N/A	0.20	0.20000	100.0000
A-2	435.00	Aaa/AAA	1.10	8-19	8/15/14	9/15/15	EDSF	+6	0.380	0.37	99.98935
A-3	410.00	Aaa/AAA	2.25	19-36	1/15/16	5/15/17	IntS	+10	0.509	0.50	99.98107
A-4	195.79	Aaa/AAA	3.58	36-50	3/15/17	7/15/19	IntS	+16	0.752	0.75	99.99709

PXING DATE	:	1/9/13
SETTLE DATE	:	1/16/13
ERISA ELIGIBLE	:	YES
FIRST PAY DATE	:	2/15/13
BILL & DELIVER	:	CITI
MIN DENOM	:	25K X 1K
PRICING SPEED	:	1.3% ABS TO A 5% CLEAN-UP
REGISTRATION	:	PUBLIC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.